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Cracker Barrel Old Country Store, Inc.
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POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer
(615) 235-4432
Mark Harnett, MacKenzie Partners, Inc.
(212) 929-5877

Media Contact:	Julie K. Davis, Senior Director, Corporate Communications
(615) 443-9266
Ruth Pachman, Kekst and Company
(212) 521-4891

CRACKER BARREL CEO UPDATES SHAREHOLDERS ON EARLY SUCCESS OF

STRATEGIC INITIATIVES UNDER NEW LEADERSHIP

Sequential Traffic Improvement Achieved in First Quarter Continues Through First Three

Weeks of November

Shareholders Urged To Reject What Company Calls “Highly Problematic” Biglari

Nomination To Board Of Directors as Company Focuses on Continuing Positive

Momentum

LEBANON, Tenn., November 21, 2011 – Sandra B. Cochran, president and chief executive officer of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today, in a letter mailed to shareholders, provided an update on the early success of the Company’s recently launched strategic initiatives begun under the new leadership at the management and Board levels of the Company.

“As I outlined on our year-end fiscal 2011 earnings call, Cracker Barrel has implemented six key strategic initiatives for 2012 and beyond,” Ms. Cochran wrote. “These initiatives are specifically designed to capitalize on our brand franchise, accelerate improvements in our business model and maximize returns to you, our shareholders. I am pleased to report that during each month of the first fiscal quarter, we saw clear indications that our efforts are paying off with consecutive improvements in traffic as well as strong sales for the quarter. In addition, we have seen these trends continuing through the first three weeks of November.

“In the face of challenging and uncertain economic times, we believe Cracker Barrel must capitalize on current opportunities while remaining focused on the longer-term success of the Company,” Ms. Cochran stated. “The substantial changes in our senior management and Board of Directors underscore our commitment to this endeavor. We are always open to constructive feedback and new ideas – that’s why in August of this year we offered Sardar Biglari the

- MORE -

Cracker Barrel CEO Updates Shareholders on Early Success of Strategic Initiatives

Under New Leadership

November 21, 2011

opportunity to name two independent directors to the Cracker Barrel Board, an offer he refused. As your next generation of leadership, we are dedicated to successfully leading Cracker Barrel into a new era, leveraging our strong consumer brand and loyalty and delivering even greater value to shareholders.”

The letter also calls for shareholders to reject what it calls Mr. Biglari’s “highly problematic” attempt to get elected to the Cracker Barrel Board.

“Sardar Biglari’s dealings with us to date as well as his previous actions as a new member of other boards lead us to believe that his election to Cracker Barrel’s Board would result in the alienation of the Board and management team, negatively impacting the strategic efforts already underway and eroding shareholder value,” Ms. Cochran writes. “Indeed, in my view, his recent 11-page manifesto of all-things-wrong with Cracker Barrel dating back to 2000 is both misdirected and misinformed.”

Cracker Barrel will issue its first-quarter earnings tomorrow, November 22, before the market opens. The live broadcast of Cracker Barrel’s quarterly conference call will be available to investors online in the News and Events section on the Company’s website at investor.crackerbarrel.com on November 22, 2011, beginning at 11:00 a.m. Eastern. An online replay will be available at 2:00 p.m. Eastern.

Cracker Barrel urges shareholders to vote the WHITE proxy card today to elect the Cracker Barrel nominees.

* * *

Text of Letter from Ms. Cochran to Cracker Barrel Shareholders dated November 21, 2011:

November 21, 2011

Dear Shareholders of Cracker Barrel:

Tomorrow we will report our results for the first quarter of our new fiscal year. In advance of that financial discussion, I want to update you directly on my thoughts about the Company two months after becoming CEO. Since we will not be addressing the proxy fight being waged by Sardar Biglari on tomorrow’s investor call, I would also like to set the record straight on a few of the points he tried to make in his recent letter.

First, and perhaps most importantly – and contrary to Mr. Biglari’s assertions – Cracker Barrel is one of the top performing family dining restaurant companies in America today, with a highly differentiated restaurant and retail experience. We have a powerful brand, a strong balance sheet, a successful business model, and loyal and enthusiastic customers. These core aspects of the

- MORE -

Cracker Barrel CEO Updates Shareholders on Early Success of Strategic Initiatives

Under New Leadership

November 21, 2011

company have resulted in Cracker Barrel shares outperforming both the S&P 500 index and a composite of our leading casual and family dining peers over the last five and ten years. 1

In his recent letter, Mr. Biglari misled you about our relative stock price performance when he compared Cracker Barrel against the “S&P Restaurant Index.” He in fact used the S&P 500 Restaurant Index, which consists of only five large-cap restaurant companies (including McDonald’s, Starbucks and YUM! Brands), all very different companies from us in size and focus. When we are compared to the S&P 600 Restaurant Index, which includes 16 smaller cap restaurant companies, including both Cracker Barrel and Biglari Holdings, our total shareholder returns (stock appreciation plus dividends) significantly outperform our peers over three, five, seven and ten year horizons. Our stock’s long-term success relative to these legitimate peer benchmarks reflects our focus on long-term shareholder return and business success rather than short-term trading or financial engineering.

My highest priority upon becoming CEO was to leverage these strengths and drive improved performance in traffic, sales, profits, and shareholder value. I have high expectations for myself and for our management team, and expect to be judged by our performance.

As I outlined on our year-end fiscal 2011 earnings call, Cracker Barrel has implemented six key strategic initiatives for 2012 and beyond. These initiatives are specifically designed to capitalize on our brand franchise, accelerate improvements in our business model and maximize returns to you, our shareholders. I am pleased to report that during each month of the first fiscal quarter, we saw clear indications that our efforts are paying off with consecutive improvements in traffic as well as strong sales for the quarter. In addition, we have seen these trends continuing through the first three weeks of November.

Here is what we’re currently seeing:

•	New marketing messaging – our new ad campaign with our new advertising agency is in full swing and resonating with consumers.

•	Refined menu and pricing – our new daily lunch specials at a $5.99 price point are driving traffic and ensuring customers the value they expect from Cracker Barrel.

•	Enhanced restaurant operating platform – guest satisfaction continues to improve as we enhance speed of service while maintaining the special bond between our guest and our server.

•	Innovative tactics driving retail sales growth – outstanding new retail items are fueling strong results as we continue to build on the strength of our brand.

•	Focused cost reduction – initiatives to capture increased efficiencies in labor and transportation management are underway.

•

Balanced approach to capital allocation – we continue to both reinvest in the business through prudent new store growth and increase return of capital to shareholders through our increased dividend and share repurchase programs.

[1]	Peer group includes Biglari Holdings, Brinker, The Cheesecake Factory, Darden, P.F. Chang’s, Ruby Tuesday and Texas Roadhouse.

- MORE -

Cracker Barrel CEO Updates Shareholders on Early Success of Strategic Initiatives

Under New Leadership

November 21, 2011

What worries me is that our early success could be jeopardized by what I believe is Sardar Biglari’s highly problematic attempt to get elected to our Board. He is the CEO of a restaurant acquisitions and holding company, Biglari Holdings, which has a history of making creeping acquisitions without paying target shareholders a control premium. He is also CEO of its principal portfolio company, Steak ‘n Shake, a family dining restaurant chain that competes with Cracker Barrel.

Sardar Biglari’s dealings with us to date as well as his previous actions as a new member of other boards lead us to believe that his election to Cracker Barrel’s Board would result in the alienation of the Board and management team, negatively impacting the strategic efforts already underway and eroding shareholder value. Indeed, in my view, his recent 11-page manifesto of all-things-wrong with Cracker Barrel dating back to 2000 is both misdirected and misinformed.

Mr. Biglari says we shouldn’t be building new stores and we’re not getting a good return on our investment. Between our fiscal 2004 and 2009, we spent $382 million building 116 stores. For the fiscal year ending July 29, 2011, those stores generated earnings before interest, taxes, depreciation and amortization of $61.8 million 1. This represents a 16.2% return on our investment, which we believe is a good use of our capital.

Consider two additional examples of ideas Mr. Biglari has raised as “new,” but which we have already thought about extensively. His focus on real estate is vague on how we should create shareholder value. We’ve examined various options to extract value from owned real estate, and ultimately concluded, when factoring in taxes and other transaction costs, that such alternatives produce minimal benefit relative to current bank and bond financing markets. Similarly, while the idea of international expansion for Cracker Barrel may sound exotically appealing, we have already thought through how our brand may resonate overseas and believe we have better risk-adjusted return opportunities here in the U.S. Our best opportunity for significant and profitable growth in the foreseeable future is to execute on the six strategic initiatives I have made “mission critical” for the near term.

Mr. Biglari is particularly critical of our negative trends in customer traffic. Clearly, we are focused on turning this around, and we are seeing results. However, what is critical for any restaurant company is the balance between traffic and price. Cracker Barrel is committed to profitable growth. As we improve our traffic going forward, we intend to maintain both the excellent value in our pricing and the quality associated with our brand. I believe our focus is on the right operating metrics over the long term.

In the face of challenging and uncertain economic times, we believe Cracker Barrel must capitalize on current opportunities while remaining focused on the longer-term success of the Company. The substantial changes in our senior management and Board of Directors underscore our commitment to this endeavor. We are always open to constructive feedback and new ideas – that’s why in August of this year we offered Mr. Biglari the opportunity to name two independent directors to the Cracker Barrel Board, an offer he refused. As your next generation

[1]

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure that the Company believes is useful for understanding its return on investment. The EBITDA of the 116 stores built between 2004 and 2009 is calculated by adding the fiscal year 2011 store operating income for these 116 stores of $47.1 million, and the fiscal year 2011 depreciation expense for these 116 stores of $14.7 million.

- MORE -

Cracker Barrel CEO Updates Shareholders on Early Success of Strategic Initiatives

Under New Leadership

November 21, 2011

of leadership, we are dedicated to successfully leading Cracker Barrel into a new era, leveraging our strong consumer brand and loyalty and delivering even greater value to shareholders.

I look forward to updating you in more detail on tomorrow’s first quarter earnings call. The live broadcast of the call will be available online in the News and Events section on the Company’s website at investor.crackerbarrel.com beginning at 11:00 a.m. (Eastern Time). An online replay will be available at 2:00 p.m. (Eastern Time) and continue through December 7, 2011.

You have an opportunity to endorse our new initiatives by voting for the Board’s nominees in connection with the annual shareholder meeting on December 20th. Your vote is important. We urge you to vote today the WHITE card FOR Cracker Barrel’s nominees, and ask that you NOT return any GOLD card sent to you by Mr. Biglari, even as a protest vote against his candidacy.

Sincerely,

/s/ Sandra B. Cochran

Sandra B. Cochran

President and Chief Executive Officer

* * *

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in their old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 and operates 608 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. - 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m. For more information, visit: crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. On November 8, 2011, Cracker Barrel filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY

- MORE -

Cracker Barrel CEO Updates Shareholders on Early Success of Strategic Initiatives

Under New Leadership

November 21, 2011

BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Annex A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

# # #

The following is a letter sent to shareholders of Cracker Barrel Old Country Store, Inc. in a mailing commenced on November 21, 2011:

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

November 21, 2011

Dear Shareholders of Cracker Barrel:

Tomorrow we will report our results for the first quarter of our new fiscal year. In advance of that financial discussion, I want to update you directly on my thoughts about the Company two months after becoming CEO. Since we will not be addressing the proxy fight being waged by Sardar Biglari on tomorrow’s investor call, I would also like to set the record straight on a few of the points he tried to make in his recent letter.

First, and perhaps most importantly – and contrary to Mr. Biglari’s assertions – Cracker Barrel is one of the top performing family dining restaurant companies in America today, with a highly differentiated restaurant and retail experience. We have a powerful brand, a strong balance sheet, a successful business model, and loyal and enthusiastic customers. These core aspects of the company have resulted in Cracker Barrel shares outperforming both the S&P 500 index and a composite of our leading casual and family dining peers over the last five and ten years. 1

In his recent letter, Mr. Biglari misled you about our relative stock price performance when he compared Cracker Barrel against the “S&P Restaurant Index.” He in fact used the S&P 500 Restaurant Index, which consists of only five large-cap restaurant companies (including McDonald’s, Starbucks and YUM! Brands), all very different companies from us in size and focus. When we are compared to the S&P 600 Restaurant Index, which includes 16 smaller cap restaurant companies, including both Cracker Barrel and Biglari Holdings, our total shareholder returns (stock appreciation plus dividends) significantly outperform our peers over three, five, seven and ten year horizons. Our stock’s long-term success relative to these legitimate peer benchmarks reflects our focus on long-term shareholder return and business success rather than short-term trading or financial engineering.

My highest priority upon becoming CEO was to leverage these strengths and drive improved performance in traffic, sales, profits, and shareholder value. I have high expectations for myself and for our management team, and expect to be judged by our performance.

As I outlined on our year-end fiscal 2011 earnings call, Cracker Barrel has implemented six key strategic initiatives for 2012 and beyond. These initiatives are specifically designed to capitalize on our brand franchise, accelerate improvements in our business model and maximize returns to you, our shareholders. I am pleased to report that during each month of the first fiscal quarter, we saw clear indications that our efforts are paying off with consecutive improvements in traffic as well as strong sales for the quarter. In addition, we have seen these trends continuing through the first three weeks of November.

[1]	Peer group includes Biglari Holdings, Brinker, The Cheesecake Factory, Darden, P.F. Chang’s, Ruby Tuesday and Texas Roadhouse.

Here is what we’re currently seeing:

•	New marketing messaging – our new ad campaign with our new advertising agency is in full swing and resonating with consumers.

•	Refined menu and pricing – our new daily lunch specials at a $5.99 price point are driving traffic and ensuring customers the value they expect from Cracker Barrel.

•	Enhanced restaurant operating platform – guest satisfaction continues to improve as we enhance speed of service while maintaining the special bond between our guest and our server.

•	Innovative tactics driving retail sales growth – outstanding new retail items are fueling strong results as we continue to build on the strength of our brand.

•	Focused cost reduction – initiatives to capture increased efficiencies in labor and transportation management are underway.

•

Balanced approach to capital allocation – we continue to both reinvest in the business through prudent new store growth and increase return of capital to shareholders through our increased dividend and share repurchase programs.

What worries me is that our early success could be jeopardized by what I believe is Sardar Biglari’s highly problematic attempt to get elected to our Board. He is the CEO of a restaurant acquisitions and holding company, Biglari Holdings, which has a history of making creeping acquisitions without paying target shareholders a control premium. He is also CEO of its principal portfolio company, Steak ‘n Shake, a family dining restaurant chain that competes with Cracker Barrel.

Sardar Biglari’s dealings with us to date as well as his previous actions as a new member of other boards lead us to believe that his election to Cracker Barrel’s Board would result in the alienation of the Board and management team, negatively impacting the strategic efforts already underway and eroding shareholder value. Indeed, in my view, his recent 11-page manifesto of all-things-wrong with Cracker Barrel dating back to 2000 is both misdirected and misinformed.

Mr. Biglari says we shouldn’t be building new stores and we’re not getting a good return on our investment. Between our fiscal 2004 and 2009, we spent $382 million building 116 stores. For the fiscal year ending July 29, 2011, those stores generated earnings before interest, taxes, depreciation and amortization of $61.8 million1. This represents a 16.2% return on our investment, which we believe is a good use of our capital.

Consider two additional examples of ideas Mr. Biglari has raised as “new,” but which we have already thought about extensively. His focus on real estate is vague on how we should create shareholder value. We’ve examined various options to extract value from owned real estate, and ultimately concluded, when factoring in taxes and other transaction costs, that such alternatives produce minimal benefit relative to current bank and bond financing markets. Similarly, while the idea of international expansion for Cracker Barrel may sound exotically appealing, we have already thought through how our brand may resonate overseas and believe we have better risk-

[1]

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure that the Company believes is useful for understanding its return on investment. The EBITDA of the 116 stores built between 2004 and 2009 is calculated by adding the fiscal year 2011 store operating income for these 116 stores of $47.1 million, and the fiscal year 2011 depreciation expense for these 116 stores of $14.7 million.

adjusted return opportunities here in the U.S. Our best opportunity for significant and profitable growth in the foreseeable future is to execute on the six strategic initiatives I have made “mission critical” for the near term.

Mr. Biglari is particularly critical of our negative trends in customer traffic. Clearly, we are focused on turning this around, and we are seeing results. However, what is critical for any restaurant company is the balance between traffic and price. Cracker Barrel is committed to profitable growth. As we improve our traffic going forward, we intend to maintain both the excellent value in our pricing and the quality associated with our brand. I believe our focus is on the right operating metrics over the long term.

In the face of challenging and uncertain economic times, we believe Cracker Barrel must capitalize on current opportunities while remaining focused on the longer-term success of the Company. The substantial changes in our senior management and Board of Directors underscore our commitment to this endeavor. We are always open to constructive feedback and new ideas – that’s why in August of this year we offered Mr. Biglari the opportunity to name two independent directors to the Cracker Barrel Board, an offer he refused. As your next generation of leadership, we are dedicated to successfully leading Cracker Barrel into a new era, leveraging our strong consumer brand and loyalty and delivering even greater value to shareholders.

I look forward to updating you in more detail on tomorrow’s first quarter earnings call. The live broadcast of the call will be available online in the News and Events section on the Company’s website at investor.crackerbarrel.com beginning at 11:00 a.m. (Eastern Time). An online replay will be available at 2:00 p.m. (Eastern Time) and continue through December 7, 2011.

You have an opportunity to endorse our new initiatives by voting for the Board’s nominees in connection with the annual shareholder meeting on December 20th. Your vote is important. We urge you to vote today the WHITE card FOR Cracker Barrel’s nominees, and ask that you NOT return any GOLD card sent to you by Mr. Biglari, even as a protest vote against his candidacy.

Sincerely,

/s/ Sandra B. Cochran
Sandra B. Cochran
President and Chief Executive Officer

*  *  *

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in their old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 and operates 608 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. - 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m. For more information, visit: crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. On November 8, 2011, Cracker Barrel filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including AnnexA thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

cbrlproxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

On November 21, 2011, new links were added to the “Biglari Proxy Contest” section of Cracker Barrel Old Country Store, Inc.’s website:

Cracker Barrel Old Country Store

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Related press releases

Nov 8:
Cracker Barrel Urges Shareholders to Reject Biglari Nomination to Board of Directors

Sep 24:
Cracker Barrel Old Country Store, Inc. Adopts Shareholder Rights Plan with Qualifying Offer Exception

Sep 1:
Cracker Barrel Responds to Biglari's Announced Intention to Commence a Proxy Fight

Aug 24:
Cracker Barrel Responds to Letter from Biglari Holdings

Important additional information

Set forth below is the text of a voicemail delivered by Michael A. Woodhouse, Executive Chairman of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”), to field management and home office employees of the Company. The voicemail was distributed after 11:00 a.m. Central Time on November 21, 2011.

Voicemail from Mike Woodhouse to all Field Management, HO Employees

Hello, everyone. Our proxy fight is well underway now, and I’m calling to fill you in on the latest developments. This morning Cracker Barrel sent an aggressive letter to our shareholders in anticipation of tomorrow’s earnings release. The complete letter and a news release about it are posted on Cracker Barrel’s web site in the investor relations section for you to read, so I’ll just summarize here.

Today’s public message is a letter from our CEO, Sandy Cochran, to shareholders, informing them about the early success of the strategic initiatives Cracker Barrel has been focused on since we announced them in September. You’ll recall that these initiatives are specifically designed to drive restaurant traffic, grow retail sales, and control costs. We’re very pleased that we could report in this letter to shareholders that we see clear indications that our efforts are paying off with consecutive improvements in traffic as well as strong sales for the quarter. In addition, we’ve seen these trends continuing through the first three weeks of November.

We also took the opportunity in this public letter to remind shareholders why we believe Sardar Biglari is wrong for Cracker Barrel, and rebutted last week’s public attack from him. Specifically, we pointed out that his criticism about our use of capital is misguided, and we presented the numbers to support that.

We said that we have already considered his suggested options regarding international expansion and extracting value from real estate, and that we’ve concluded there are better alternatives for us. We believe that our best opportunity for significant and profitable growth in the foreseeable future is to execute on the six strategic initiatives that we are now focused on throughout the organization. As I said, we’ve got clear indications that our efforts on this are already paying off.

Last week’s attack from Mr. Biglari was unpleasant, not least for me since it was aimed specifically at me and my ten years as CEO and at one of our board members. But I had already let you know that this would probably happen, and, indeed it did happen. There’ll probably be more attacks. The best thing is to ignore this and remember that our company’s outstanding performance is what really matters. Cracker Barrel is one of the top performing family dining restaurant companies in America today, with a highly differentiated restaurant and retail experience. Cracker Barrel shares outperformed both the S&P 500 index and a composite of our leading casual and family dining peers over the last five and ten years. Those are results we can all be pleased about.

Tomorrow’s earnings release will provide more public information about the company’s performance and Sandy will be following up with you on that. I want to thank you for staying focused on your work, and staying focused on the guest experience because the best defense in a proxy fight is demonstrating that you know how to run your business and delivering positive results.

This is a busy, busy week so let me take just one more moment to wish you a good and successful Thanksgiving weekend.

2